ALEXANDER & BALDWIN, INC.
                   822 BISHOP STREET, HONOLULU, HAWAII 96813



                                                                 March 12, 2001

To the Shareholders of Alexander & Baldwin, Inc.:

      The 2001 Annual Meeting of Shareholders of Alexander & Baldwin, Inc. will be held in the Plaza Meeting Room on the ground floor of Amfac Center, 745 Fort Street, Honolulu, Hawaii, on THURSDAY, APRIL 26, 2001 AT 10:00 A.M. You are invited to attend the meeting, and we hope you will be able to do so. At the meeting, we will have the opportunity to discuss the Company's financial performance during 2000, and our future plans and expectations.

      WHETHER OR NOT YOU NOW PLAN TO ATTEND THE ANNUAL MEETING, YOU ARE URGED TO SIGN, DATE AND MAIL THE ENCLOSED PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE AT YOUR EARLIEST CONVENIENCE. Alternatively, A&B shareholders of record can vote their shares over the Internet, or by calling a specially designated telephone number. These Internet and telephone voting procedures are designed to authenticate your vote and to confirm that your voting instructions are followed. Specific instructions for shareholders of record who wish to use Internet or telephone voting procedures are set forth in the enclosed proxy.

      Regardless of the size of your holding, it is important that your shares be represented. If you attend the Annual Meeting, you may withdraw your proxy and vote in person.

                                    Sincerely,


                                    /s/ W. Allen Doane

                                    W. ALLEN DOANE
                                    President and Chief Executive Officer

                           ALEXANDER & BALDWIN, INC.
                   822 BISHOP STREET, HONOLULU, HAWAII 96813



                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS


      Notice is hereby given that the Annual Meeting of Shareholders of Alexander & Baldwin, Inc. ("A&B") will be held in the Plaza Meeting Room on the ground floor of Amfac Center, 745 Fort Street, Honolulu, Hawaii, on Thursday, April 26, 2001, at 10:00 a.m., Honolulu time, for the following purposes:

     1. To elect ten directors to serve until the next Annual Meeting of Shareholders and until their successors are duly elected and qualified;

     2.   To elect auditors for the ensuing year; and

     3. To transact such other business as properly may be brought before the meeting or any adjournment or postponement thereof.

      The Board of Directors has fixed the close of business on February 15, 2001 as the record date for the determination of shareholders entitled to notice of and to vote at the meeting.

      PLEASE PROMPTLY SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT IN THE ENVELOPE PROVIDED, OR VOTE VIA THE INTERNET OR BY TELEPHONE.

                                    By Order of the Board of Directors


                                    /s/ Alyson J. Nakamura

                                    ALYSON J. NAKAMURA
                                    Secretary


March 12, 2001

                           ALEXANDER & BALDWIN, INC.
                   822 BISHOP STREET, HONOLULU, HAWAII 96813



                                PROXY STATEMENT


GENERAL INFORMATION

      This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Alexander & Baldwin, Inc. ("A&B") for use at the Annual Meeting of Shareholders to be held on April 26, 2001 and at any adjournment or postponement thereof (the "Annual Meeting"). Shareholders may submit their proxies either by signing, dating and returning the enclosed proxy, or via the Internet or by telephone in accordance with the procedures set forth in the enclosed proxy. A proxy may be revoked at any time prior to its exercise by a written revocation bearing a later date than the proxy and filed with the Secretary of A&B, by submission of a later-dated proxy or subsequent Internet or telephonic proxy, or by voting in person at the Annual Meeting.

      Only shareholders of record at the close of business on February 15, 2001 are entitled to notice of and to vote at the Annual Meeting. On that date, A&B had outstanding 40,545,220 shares of common stock without par value, each of which is entitled to one vote. Provided a quorum is present, the affirmative vote of a majority of the shares of A&B common stock represented at the Annual Meeting, in person or by proxy, will be necessary for the election of directors and election of auditors. Abstentions and broker non-votes will be included for purposes of determining a quorum at the Annual Meeting. Broker non-votes will have the same effect as a vote to withhold authority in the election of directors, and abstentions and broker non-votes will have the same effect as a vote against the election of auditors.

      Following the original mailing of proxy soliciting material, officers, employees and directors of A&B and its subsidiaries may, without additional compensation, solicit proxies by appropriate means, including by mail, telephone, telecopy and personal interview. Arrangements also will be made with brokerage houses and other custodians, nominees and fiduciaries which are record holders of A&B's common stock to forward proxy soliciting material to the beneficial owners of such stock, and A&B will reimburse such record holders for their reasonable expenses. A&B has retained the firms of Morrow & Co., Inc. and Skinner & Co. to assist in the solicitation of proxies, at a combined cost of $11,000 plus reasonable out-of-pocket expenses.

      This Proxy Statement and the enclosed proxy are being mailed to shareholders, and are being made available on the Internet at www.alexanderbaldwin.com, on or about March 12, 2001.


ELECTION OF DIRECTORS

      Directors will be elected at the Annual Meeting to serve until the next Annual Meeting of Shareholders and until their successors are duly elected and qualified. There is no cumulative voting in the election of directors.

      NOMINEES. The nominees of the Board of Directors are the ten persons named below, all of whom are currently members of the Board of Directors. The Board of Directors has no reason to believe that any nominee will be unable to serve. However, if any nominee or nominees should decline or become unable to serve for any reason, shares represented by the accompanying proxy will be voted for such other person or persons as the Board of Directors may nominate.

      The following table sets forth the name, age and principal occupation of each person nominated by the A&B Board, their positions with A&B and business experience during at least the last five years, and the year each first was elected or appointed a director.

                    PRINCIPAL OCCUPATION, INFORMATION AS TO
                    OTHER POSITIONS WITH A&B, AND OTHER                DIRECTOR
   NAME             DIRECTORSHIPS                                AGE    SINCE
   ----             ------------------------------------------   ---   --------

Michael J. Chun     President, The Kamehameha Schools,            57     1990
                    Honolulu, Hawaii (educational institution) since June 1988; Director of Bank of
                    Hawaii.

Leo E. Denlea, Jr.  Retired Chairman of the Board and Chief       69     1987
                    Executive Officer, Farmers Group, Inc.,
                    Los Angeles, California (insurance)
                    (September 1986 - March 1997).

W. Allen Doane      President and Chief Executive Officer of      53     1998
                    A&B since October 1998; Vice Chairman of the Board of A&B's subsidiary, Matson
                    Navigation Company, Inc. ("Matson"), since
                    December 1998; Executive Vice President of
                    A&B from August 1998 to October 1998;
                    Chief Executive Officer of A&B's
                    subsidiary, A&B-Hawaii, Inc. ("ABHI"),
                    from January 1997 to December 1999, when
                    ABHI was merged into A&B; President of
                    ABHI from April 1995 to December 1999;
                    Chief Operating Officer of ABHI from April
                    1991 to December 1996; Director of First
                    Hawaiian Bank.

Walter A. Dods,     Chairman of the Board and Chief Executive     59     1989
Jr.                 Officer of BancWest Corporation and its
                    subsidiary, First Hawaiian Bank, Honolulu,
                    Hawaii (banking) since September 1989;
                    Director of BancWest Corporation, First
                    Hawaiian Bank, and Bank of the West.

Charles G. King     President, King Windward Nissan, Kaneohe,     55     1989
                    Oahu, Hawaii (automobile dealership) since
                    February 1999; President, King Auto
                    Center, Lihue, Kauai, Hawaii (automobile dealership) since October 1995.

Carson R.           Managing Director, The Corporate              68     1971
McKissick           Development Company, Los Angeles,
                    California (financial advisory services) since July 1991; Trustee of Winship
                    Properties.

C. Bradley          Executive Vice President of A&B since         59     1991
Mulholland          August 1998; Chief Executive Officer of
                    Matson since April 1992; President of
                    Matson since May 1990; Chief Operating
                    Officer of Matson from July 1989 until
                    April 1992; prior to July 1989 held
                    various executive officer positions with
                    Matson.

Lynn M. Sedway      President, Sedway Group, a CB Richard         59     1998
                    Ellis company, San Francisco, California
                    (real estate consulting services) since
                    April 1978; Director of AMB Property
                    Corporation.

Maryanna G. Shaw    Private investor.                             62     1980

Charles M.          Managing Director, Trust Company of the       68     1972
Stockholm           West, San Francisco, California
                    (investment management services) since
                    June 1986; Chairman of the Boards of A&B and Matson since August 1999; Chairman of the Board of ABHI from August 1999 to December 1999, when ABHI was merged into A&B.

      The Bylaws of A&B provide that no person (other than a person nominated by or on behalf of the Board) will be eligible to be elected a director at an annual meeting of shareholders unless a written notice that the person's name be placed in nomination is received by the Chairman of the Board, the President, or the Secretary of A&B not less than 60 days nor more than 90 days prior to the anniversary date of the immediately preceding annual meeting. If the annual meeting is not called for a date which is within 30 days of the anniversary date of the preceding annual meeting, a shareholder's notice must be given not later than 10 days after the date on which notice of the annual meeting was mailed or public disclosure of the date of the annual meeting was made, whichever occurs first. To be in proper written form, a shareholder's notice must set forth specified information about each nominee and the shareholder making the nomination. Such notice must be accompanied by a written consent of each proposed nominee to being named as a nominee and to serve as a director if elected.

CERTAIN INFORMATION CONCERNING THE BOARD OF DIRECTORS

      BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD. The Board of Directors held ten meetings during 2000. All directors were present for 75 percent or more of the total number of meetings of the Board of Directors and Committees of the Board on which they serve. The Board of Directors has an Audit Committee and a Compensation and Stock Option Committee. A&B has no nominating committee; the full Board of Directors performs that function.

      The current members of the Audit Committee, which held three meetings during 2000, are Mr. McKissick, Chairman, Ms. Sedway, Ms. Shaw, and Mr. Dods. The duties and responsibilities of the Audit Committee are set forth in a written charter adopted by the Board of Directors, a copy of which is attached as Appendix A to this Proxy Statement.

      The current members of the Compensation and Stock Option Committee, which held six meetings during 2000, are Mr. Denlea, Chairman, and Messrs. Chun, King, and Stockholm. The Compensation and Stock Option Committee has general responsibility for management and other salaried employee compensation, including incentive compensation and stock option plans.

      COMPENSATION OF DIRECTORS. During 2000, directors who were not employees of A&B (outside directors) received an annual cash retainer of $18,000 and an additional $3,500 if also serving as Chairperson of a Board committee. Also during 2000, outside directors received an attendance fee of $1,000 per Board meeting and, in addition, attendance fees of $800 and $700 per committee meeting if also serving as chairpersons and members, respectively, of Board committees. Pursuant to an agreement with A&B, Mr. Stockholm, who, since August 26, 1999 has served as non-executive Chairman of the Board, receives an additional annual retainer of $150,000 in such capacity. During 2000,
Mr. Stockholm also received a discretionary cash bonus in the amount of $50,000. All directors of A&B served as directors of A&B's Matson subsidiary and, in such capacities, outside directors received attendance fees of $1,000 per Matson Board meeting. Outside directors may defer up to 100 percent of their annual cash retainer and meeting fees until retirement or until such
earlier date as they may select.   No directors have deferred such fees.  In
addition to the annual cash retainer and meeting fees, each individual who served as an outside director during 2000 received an annual stock retainer of 300 shares of A&B common stock. Directors who are employees of A&B do not receive compensation for serving as directors.

      Under A&B's 1998 Non-Employee Director Stock Option Plan, a non-qualified stock option to purchase 3,000 shares of A&B common stock automatically is granted at each Annual Meeting of Shareholders to each individual who is, at such meeting, elected or re-elected as an outside director of A&B. The option price per share is the fair market value of A&B common stock on the grant date, and the option expires 10 years from the date of grant, or earlier if the optionee ceases to be a director. Options become exercisable in three annual installments of 1,000 shares each beginning one year after the grant date. At the 2000 Annual Meeting, held on April 27, 2000, options to purchase 3,000 shares of A&B common stock, at an exercise price of $20.50 per share, were granted to each of the outside directors under the 1998 Non-Employee Director Stock Option Plan.

      A&B maintains life insurance, personal excess liability insurance, retirement and deferred compensation plans, and provides medical and dental benefits, for its outside directors. In addition, the outside directors are reimbursed for their estimated income tax liability by reason of A&B's payments for the cost of life insurance, personal excess liability insurance, and medical and dental benefits. The life insurance program affords coverage of $50,000 for directors, as well as business travel accident coverage of $200,000 for directors and $50,000 for their spouses while accompanying directors on A&B business. The personal excess liability insurance program affords coverage of $10 million for the outside directors ($20 million for the Chairman of the Board). Under the retirement plan, a director who has five or more years of service will receive, in addition to certain post-retirement health care insurance benefits, a lump sum payment upon retirement or attainment of age 65, whichever is later, that is actuarially equivalent to a payment stream for the life of the director consisting of 50 percent of the amount of the annual retainer fee in effect at the time of his or her retirement or other termination, plus 10 percent of that amount, up to an additional 50 percent, for each year of service as a director over five years.


SECURITY OWNERSHIP OF CERTAIN SHAREHOLDERS

      The following table lists the names and addresses of the only shareholders known by A&B to have owned beneficially more than five percent of A&B's common stock outstanding on February 15, 2001, the number of shares they beneficially own, and the percentage of outstanding shares such ownership represents. Except as indicated in the footnotes, such shareholders have sole voting and dispositive power over shares they beneficially own.



Name and Address                      Amount of            Percent of
of Beneficial Owner             Beneficial Ownership         Class
-------------------             --------------------       ----------

Southeastern Asset                 3,085,403 (b)               7.6
   Management, Inc.
6410 Poplar Avenue
Suite 900
Memphis, Tennessee  38119

Capital Research and               2,575,000 (c)               6.4
   Management Company
333 South Hope Street
Los Angeles, California 90071

First Hawaiian Bank (a)            2,439,663 (d)               6.0
P. O. Box 3200
Honolulu, Hawaii  96847

The Harry and Jeanette             2,271,079 (e)               5.6
   Weinberg Foundation,
   Incorporated
7 Park Center Court
Owings Mills, Maryland  21117

____________________

(a) For additional information concerning relationships and transactions between A&B and First Hawaiian Bank, please see "Security Ownership of Directors and Executive Officers" and "Certain Relationships and Transactions" below.

(b) As reported in Amendment No. 9 to Schedule 13G dated February 9, 2001 (the "Southeastern 13G") filed with the Securities and Exchange Commission. According to the Southeastern 13G, such shares are owned legally by investment advisory clients of Southeastern Asset Management, Inc. ("Southeastern"), and are held in discretionary accounts, with Southeastern having sole dispositive power over all such shares and sole voting power over 2,525,403 of such shares. In addition, according to the Southeastern 13G, investment advisory clients of Southeastern own an aggregate of 328,600 shares (0.8% of A&B's outstanding common stock) in non-discretionary accounts over which Southeastern has no dispositive or voting power.

(c) As reported in Amendment No. 3 to Schedule 13G dated February 9, 2001 (the "Capital 13G") filed with the Securities and Exchange Commission. According to the Capital 13G, Capital Research and Management Company has sole dispositive power over all 2,575,000 shares and does not have voting power over any such shares.

(d) Shares are beneficially owned in a fiduciary capacity by the trust department of First Hawaiian Bank, as follows: shared voting and disposi-tive power - 1,894,552 shares, sole voting and dispositive power - 529,111 shares, sole voting and shared dispositive power - 4,000 shares, and sole voting power only - 12,000 shares. First Hawaiian Bank's trust department holds 55,597 shares over which it has neither voting nor dispositive power.

(e) As reported in Schedule 13G dated February 17, 1998 (the "Foundation 13G") filed by The Harry and Jeanette Weinberg Foundation, Incorporated (the "Foundation") with the Securities and Exchange Commission. According to the Foundation 13G, the Foundation has sole dispositive and voting power over 2,164,530 shares and shared dispositive and voting power over 106,549 shares. A representative of the Foundation confirmed that the Foundation 13G is current as of February 15, 2001.


CERTAIN INFORMATION REGARDING DIRECTORS AND EXECUTIVE OFFICERS

      SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS. The following table shows the number of shares of A&B common stock beneficially owned as of February 15, 2001 by each director and nominee, by each executive officer named in the "Summary Compensation Table" below, and by directors, nominees and executive officers as a group and, if at least one-tenth of one percent, the percentage of outstanding shares such ownership represents. Except as indicated in the footnotes, directors, nominees and executive officers have sole voting and dispositive power over shares they beneficially own.

     Name or Number                   Amount of Beneficial    Percent of
        in Group                       Ownership (a)(b)(c)       Class
     --------------                   --------------------    ----------
     Michael J. Chun                          28,067               --
     Leo E. Denlea, Jr.                       29,200               --
     W. Allen Doane                          323,242              0.8
     Walter A. Dods, Jr.                      28,870               --
     Charles G. King                          30,485               --
     Carson R. McKissick                      31,600               --
     C. Bradley Mulholland                   434,083              1.1
     Lynn M. Sedway                            3,525               --
     Maryanna G. Shaw                        828,590              2.0
     Charles M. Stockholm                     32,600               --
     G. Stephen Holaday                      147,729              0.4
     Michael J. Marks                        117,132              0.3
     Stanley M. Kuriyama                      76,699              0.2
     20 Directors, Nominees
         and Executive Officers
         as a Group                        2,368,112              5.7
____________________


(a) Amounts do not include shares owned by spouses of those directors and executive officers who disclaim beneficial ownership thereof, as follows:
     Mr. McKissick - 600, and directors, nominees and executive officers as a group - 600. In addition, Mr. Stockholm and Ms. Shaw, who are husband and wife, each disclaim beneficial ownership of all shares beneficially owned by the other. Amounts do not include shares beneficially owned in a fiduciary capacity by trust companies or the trust departments of banks of which A&B directors are directors or officers, or both, and shares held by foundations or trusts of which A&B directors are trustees or directors, as follows: First Hawaiian Bank - 2,439,663 shares, Bank of Hawaii - 587,796 shares, The Wallace Alexander Gerbode Foundation, of which Ms. Shaw and Mr. Stockholm are trustees - 40,000 shares, and the William Garfield King Educational Trust, of which Mr. King is a trustee - 400 shares.

(b) Amounts include shares as to which directors, nominees and executive officers have (i) shared voting and dispositive power, as follows:
     Mr. Chun - 450 shares, Mr. Denlea - 1,600 shares, Mr. King - 685 shares (held by a living trust of which Mr. King is a co-trustee), Mr. Mulholland - 38,153 shares, Ms. Sedway - 450 shares (held by a living trust of which Ms. Sedway is a co-trustee), Ms. Shaw - 50,275 shares, and directors, nominees and executive officers as a group - 92,398 shares, and
     (ii) sole voting power only, as follows: Mr. Mulholland - 2,477 shares, Mr. Holaday - 337 shares, Mr. Marks - 2,749 shares, and directors, nominees and executive officers as a group - 9,654 shares.

(c) Amounts include shares deemed to be owned beneficially by directors, nominees and executive officers because they may be acquired prior to May 11, 2001 through the exercise of stock options, as follows:
     Mr. Doane - 262,798, Mr. Mulholland - 323,832, Mr. Holaday - 114,098,
     Mr. Marks - 79,833, Mr. Kuriyama - 58,566, Ms. Shaw and Messrs. Chun, Denlea, Dods, King, McKissick and Stockholm - 27,000 each, Ms. Sedway - 3,000, and directors, nominees and executive officers as a group - 1,267,365.

      SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE. Section 16(a) of the Securities Exchange Act of 1934 (the "Exchange Act") requires A&B's directors and executive officers, and persons who own more than 10 percent of its common stock, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the Securities and Exchange Commission. A&B believes that during fiscal 2000, all reports required to be filed under Section 16(a) by its directors and executive officers were filed on a timely basis.

      CERTAIN RELATIONSHIPS AND TRANSACTIONS. Walter A. Dods, Jr., a director of A&B, is Chairman of the Board and Chief Executive Officer of BancWest Corporation, and Chairman of the Board and Chief Executive Officer of its banking subsidiary, First Hawaiian Bank.

      First Hawaiian Bank (i) has a 32 percent participation in and is agent for a $140,000,000 revolving credit and term loan agreement with A&B, under which $113,500,000 was outstanding at February 15, 2001, (ii) has a revolving credit agreement with A&B under which the amount outstanding ($6,000,000 at February 15, 2001), when combined with First Hawaiian Bank's share of amounts drawn under the previously described $140,000,000 revolving credit and term loan agreement, may not exceed $70,000,000, (iii) has a $25,000,000 revolving credit facility with Matson to support the issuance of commercial paper, under which no amount was outstanding at February 15, 2001, (iv) has issued letters of credit totaling $13,226,000 on behalf of Matson for insurance security purposes, and (v) has issued letters of credit totaling $6,882,576 on behalf of certain real estate subsidiaries to secure obligations to governmental agencies in connection with real estate developments.

      As part of A&B's share repurchase program, which contemplates both open market and privately negotiated purchases, during 2000, A&B repurchased an aggregate of 1,367,400 shares of its common stock from Southeastern Asset Management, Inc. in privately negotiated transactions at an average cost of $20.48 per share. Please see "Security Ownership of Certain Shareholders" above.


EXECUTIVE COMPENSATION

      SUMMARY OF CASH AND OTHER COMPENSATION. The following table summarizes the cash and noncash compensation paid by A&B for services rendered, during each of the last three completed fiscal years, by A&B's Chief Executive Officer and the four other most highly compensated executive officers. As used in this proxy statement, "named executive officers" means all persons identified in the Summary Compensation Table.

                                                        SUMMARY COMPENSATION TABLE



                                                                                      Long-Term Compensation
                                                                                      ----------------------
                                              Annual Compensation                      Awards                Payouts
                                       -----------------------------------    --------------------------     -------
       (a)                     (b)       (c)           (d)          (e)          (f)            (g)            (h)         (i)
                                                                   Other
                                                                   Annual     Restricted     Securities                  All Other
                                                                   Compen-      Stock        Underlying        LTIP       Compen-
     Name and                                                      sation       Awards      Options/SARs      Payouts     sation
Principal Position             Year    Salary($)    Bonus($)(5)    ($)(8)       ($)(9)          (#)           ($)(10)     ($)(13)
------------------             ----    ---------    -----------    -------    ----------    ------------      -------    ---------

W. Allen Doane(1)              2000     575,000     435,032(6)       2,325       369,337        87,500       303,757(11)   31,625
President and Chief            1999     475,000     242,503(6)       2,627       363,747        83,000       212,500(12)   24,938
Executive Officer of A&B       1998     351,618     278,750(7)          92       122,996        25,700        82,004(11)   17,581

C. Bradley Mulholland(2)       2000     503,685     150,001(6)       1,097       316,845        48,000       183,779(11)   27,703
Executive Vice President of    1999     484,692     137,530(6)       1,088       249,321        36,500        86,274(11)   25,446
A&B, President and Chief       1998     464,723      50,017(6)         565       131,220        36,100        37,513(11)   23,236
Executive Officer of Matson

G. Stephen Holaday(3)          2000     240,400      60,023(6)         446        89,977        26,000       105,000       13,222
Vice President of A&B,         1999     233,604      82,518(6)         442       123,732        20,000        75,000       12,264
General Manager of Hawaiian    1998        --          --             --            --            --            --           --
Commercial & Sugar Company

Michael J. Marks               2000     234,900      52,513(6)         446        78,737        13,000        60,000       12,920
Vice President and General     1999     227,000      50,027(6)         442        74,974        12,000        45,000       11,918
Counsel of A&B                 1998     218,000      35,020(6)         430        52,480        10,200        35,000       10,900

Stanley M. Kuriyama(4)         2000     218,600      90,034(6)         446       134,966        26,000             0       12,023
Vice President of A&B,         1999     196,583      82,518(6)         442       123,732         9,000             0       10,321
Vice Chairman and Chief        1998        --          --             --            --            --            --           --
Executive Officer of
A&B Properties, Inc.



(1) Mr. Doane was appointed President and Chief Executive Officer of A&B effective October 22, 1998. He had been Executive Vice President of A&B since August 27, 1998, and served as President (from April 1995 to December 1999) and Chief Executive Officer (from January 1997 to December
     1999) of ABHI.  In December 1999, ABHI was merged into A&B.

(2) Mr. Mulholland, President and Chief Executive Officer of Matson, was appointed to the additional position of Executive Vice President of A&B effective August 27, 1998.

(3) Mr. Holaday, General Manager of Hawaiian Commercial & Sugar Company, a division of A&B, was appointed to the additional position of Vice President of A&B effective December 31, 1999. In accordance with applicable requirements, this table does not include information with respect to Mr. Holaday's compensation prior to 1999, but does include information with respect to Mr. Holaday's compensation during 1999 prior to the time he became an executive officer.

(4) Mr. Kuriyama was appointed Vice President of A&B effective February 1, 1999, and was appointed Chief Executive Officer of A&B Properties, Inc., a subsidiary of A&B, effective December 31, 1999. He had been Executive Vice President (from 1992 to January 1999), and continues to be Vice Chairman (since April 1999), of A&B Properties, Inc. He also served as Executive Vice President (from February 1999 to December 1999) and Vice President (from 1992 to January 1999) of ABHI. In accordance with applicable requirements, this table does not include information with respect to Mr. Kuriyama's compensation prior to 1999, but does include information with respect to Mr. Kuriyama's compensation during 1999 prior to the time he became an executive officer.

(5) "Bonus" consists of cash amounts earned for the fiscal year identified in column (b) under A&B's One-Year Performance Improvement Incentive Plan ("One-Year Plan").

(6) Represents the portion of the named executive officer's award under the One-Year Plan payable in cash. The named executive officer elected to receive the balance of the One-Year Plan award in restricted stock, the value of which is included in column (f).

(7) Includes (i) the portion of the named executive officer's award under the One-Year Plan which such officer elected to defer under the A&B Deferred Compensation Plan and to convert into common stock-equivalent units, and
     (ii) additional common stock-equivalent units awarded, in the discretion of the Compensation and Stock Option Committee ("Committee"), in an amount equal to 50% of the common stock-equivalent units into which the deferred One-Year Plan award was converted.

(8) "Other Annual Compensation" consists of amounts reimbursed to the named executive officers for their estimated income tax liability by reason of A&B's payments for the cost of personal excess liability insurance.

(9) Represents (i) the dollar amount of One-Year Plan awards, for the fiscal year identified in column (b), elected to be received in stock, (ii) the dollar amount of A&B's Three-Year Performance Improvement Incentive Plan ("Three-Year Plan") awards, for the three-year plan cycle ending with and including the fiscal year identified in column (b), elected to be received in stock, and (iii) additional stock awarded, in the discretion of the Committee, in an amount equal to 50% of the dollar amount of the One-Year Plan and/or Three-Year Plan award that the named executive officer has elected to take in stock. As of December 31, 2000, the number and value (based upon a $26.25 per share closing price of A&B's common stock on December 29, 2000) of shares of restricted stock held by the named executive officers are as follows: Mr. Doane - 25,557 shares ($670,871); Mr. Mulholland - 24,430 shares ($641,288); Mr. Holaday - 10,082 shares ($264,653); Mr. Marks - 7,960 shares ($208,950); and Mr. Kuriyama - 8,708 shares ($228,585). Dividends are payable on the restricted shares if and to the extent payable on A&B's common stock generally.

(10) "LTIP Payouts" consist of cash amounts earned under the Three-Year Plan for the three-year plan cycle ending with and including the fiscal year identified in column (b).

(11) Represents the portion of the named executive officer's award under the Three-Year Plan payable in cash. The named executive officer elected to receive the balance of the Three-Year Plan award in restricted stock, the value of which is included in column (f).

(12) Represents (i) the entire amount of the named executive officer's award under the Three-Year Plan, including the portion of such amount which such officer elected to defer under the A&B Deferred Compensation Plan and to convert into common stock-equivalent units, and (ii) additional common stock-equivalent units awarded, in the discretion of the Committee, in an amount equal to 50% of the common stock-equivalent units into which the deferred Three-Year Plan award was converted.

(13) "All Other Compensation" for 2000 includes: (i) amounts contributed by A&B to the A&B Profit Sharing Retirement Plan (Mr. Doane - $9,350,
     Mr. Mulholland - $9,350, Mr. Holaday - $9,350, Mr. Marks - $9,350, and
     Mr. Kuriyama - $9,350), and (ii) amounts accrued for profit sharing under the A&B Excess Benefits Plan, pursuant to which executives chosen by the Committee receive additional credits and payments equal to the difference between the maximum benefit permitted under federal tax laws and the benefit the executives otherwise would receive under A&B's qualified plans (Mr. Doane - $22,275, Mr. Mulholland - $18,353, Mr. Holaday - $3,872,
     Mr. Marks - $3,570, and Mr. Kuriyama - $2,673).

     OPTION GRANTS. The following table contains information concerning the grant of stock options under A&B's 1998 Stock Option/Stock Incentive Plan during 2000 to the named executive officers.


                     OPTION/SAR GRANTS IN LAST FISCAL YEAR



                                  INDIVIDUAL GRANTS
-------------------------------------------------------------------------------------


                         Number of     Percent of Total
                         Securities      Options/SARs     Exercise
                         Underlying       Granted to      or Base                        Grant Date
                        Options/SARs      Employees        Price                        Present Value
   Name                  Granted (#)    in Fiscal Year    ($/share)   Expiration Date      ($)(b)
   ----                 ------------   ----------------   ---------   ---------------   -------------

W. Allen Doane          87,500(a)           17.1%         21.59375    January 25, 2010     482,703

C. Bradley Mulholland   48,000(a)            9.4%         21.59375    January 25, 2010     264,797

G. Stephen Holaday      26,000(a)            5.1%         21.59375    January 25, 2010     143,432

Michael J. Marks        13,000(a)            2.5%         21.59375    January 25, 2010      71,716

Stanley M. Kuriyama     26,000(a)            5.1%         21.59375    January 25, 2010     143,432




(a) Options granted on January 26, 2000 under the 1998 Stock Option/Stock Incentive Plan ("1998 Plan") with an exercise price per share equal to the fair market value of the underlying shares of A&B common stock on the grant date. These options become exercisable in three annual installments beginning one year after the date of grant. No stock appreciation rights were granted with these options. Each of these granted options ("original option") contains a reload feature, pursuant to which the optionee automatically will be granted a new option to the extent the original option is exercised within five years after the grant date through the optionee's delivery of previously-acquired shares of A&B common stock in payment of the exercise price, and certain other conditions are satisfied at the time of such exercise. The reload option will be granted at the time the original option is so exercised, and will allow the optionee to purchase the same number of shares of A&B common stock as is delivered in exercise of the original option. The reload option will have an exercise price per share equal to the greater of (i) the fair market value per share of A&B common stock on the date the reload option is granted or
     (ii) 150% of the exercise price per share in effect under the original option. The reload option will not become exercisable unless the shares purchased under the original option have been held for at least two years. In certain merger, reorganization or change in control situations involving A&B, the exercisability of options under the 1998 Plan, whether original or reload options, will be accelerated in accordance with the terms of the grant.

(b) Based on the Black-Scholes option pricing model, the assumptions used included: (i) stock volatility of 24.98%, (ii) the expected exercise of options in 6.67 years, (iii) a risk-free rate of return of 6%,
     (iv) a discount of 0.3% for the forfeiture resulting from an executive officer's termination of employment prior to exercise, and (v) a long-term dividend yield of 3.4%. There is no assurance the value realized by an executive officer will be at or near the value estimated by this option pricing model. The actual value, if any, an executive officer may realize will depend upon how much the stock price has increased over the exercise price on the date the option is exercised.

     OPTION EXERCISES AND FISCAL YEAR-END HOLDINGS. The following table provides information, with respect to the named executive officers, concerning
(i) the exercise of stock options and stock appreciation rights during the 2000 fiscal year and the value realized in connection with such exercise, and
(ii) the number and value of unexercised options held as of December 31, 2000.




              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                          AND FY-END OPTION/SAR VALUES

                                                         Number of Securities           Value of Unexercised
                                                        Underlying Unexercised              In-the-Money
                                                           Options/SARs At                  Options/SARs
                                                              FY-End (#)                  At FY-End ($)(b)
                    Shares                              ----------------------          --------------------
                    Acquired           Value
   Name          on Exercise(#)     Realized ($)     Exercisable    Unexercisable   Exercisable    Unexercisable
   ----          ---------------    ------------     -----------    -------------   -----------    -------------

W. Allen Doane             0               0           205,966         142,834         602,454        881,152

C. Bradley                 0               0           335,666          72,334         826,950        443,583
Mulholland

G. Stephen Holaday    20,000          60,000(a)         98,766          39,334         228,132        241,286

Michael J. Marks           0               0            85,500          21,000         201,620        129,453

Stanley M. Kuriyama        0               0            46,900          32,000         128,148        192,812



(a)  Based on the highest sales price of A&B common stock on date of exercise minus the exercise price.

(b)  Based on the highest sales price of A&B common stock on December 29, 2000 ($27-31/64 per share), minus the exercise price.




      LONG-TERM INCENTIVE PLANS. The following table provides information, with respect to the named executive officers, concerning threshold, target and maximum award levels determined in 2000 under A&B's Three-Year Performance Improvement Incentive Plan ("Three-Year Plan") for the three-year performance cycle beginning 2001 and ending 2003. Under the Three-Year Plan, neither shares, units nor other quantifiable rights are awarded to participants at the outset of the three-year cycle. Instead, at the beginning of the plan cycle, the Compensation and Stock Option Committee ("Committee"), with the advice and recommendations of management, identifies the participants for the Three-Year Plan and formulates the performance goals to be achieved for the plan cycle. Goals are established for A&B as a whole, for each major operating unit, and for some individual participants. At the end of each plan cycle, results are compared with goals, and awards are made accordingly. Aggregate awards for all participants under the Three-Year Plan generally are limited by minimum pre-tax income levels and return on adjusted net assets for A&B set by the Committee in advance of each plan cycle, and if such minimum levels are not reached, the aggregate awards to participants are reduced proportionately. The Committee retains the discretion to adjust awards if, in its judgment, the awards do not accurately reflect the performance of A&B, the major operating unit, or the individual. Participants may elect to receive awards earned under the Three-Year Plan entirely in cash or up to 50 percent in shares of A&B stock and the remainder in cash. Alternatively, participants may defer all or a portion of such awards. Cash amounts earned under the Three-Year Plan are reported in the "Summary Compensation Table" above for the year for which those amounts are earned, under column (h).

             LONG-TERM INCENTIVE PLANS - AWARDS IN LAST FISCAL YEAR

                                              Estimated Future Payouts Under
                       Performance or         Non-Stock Price-Based Plans (2)
                       Other Period       ---------------------------------------
                      Until Maturation
    Name                or Payout (1)     Threshold ($)   Target ($)    Maximum ($)
    ----              ----------------    -------------   ----------    -----------
W. Allen Doane        December 31, 2003     186,000        372,000        744,000


C. Bradley            December 31, 2003     119,000        238,000        476,000
Mulholland

G. Stephen Holaday    December 31, 2003      41,500         83,000        166,000

Michael J. Marks      December 31, 2003      25,500         51,000        102,000

Stanley M. Kuriyama   December 31, 2003      45,000         90,000        180,000

___________________

(1)  Performance period beginning January 1, 2001 and ending December 31, 2003.

(2) In addition to the amounts shown, if the executive officers elect to receive any portion of their awards in restricted shares of A&B common stock, the Committee may, in its sole discretion, award additional shares of A&B common stock under the A&B Restricted Stock Bonus Plan valued at up to 50 percent of the amount of the awards elected to be taken in stock. Also, if the executive officers elect to defer all or a portion of their awards under the A&B Deferred Compensation Plan and to convert all or a portion of the deferred amount into common stock-equivalent units, the Committee may, in its sole discretion, award additional common stock-equivalent units of up to 50 percent of the number of such units into which the deferred award is initially converted.

     RETIREMENT PLANS. The A&B Retirement Plan for Salaried Employees ("Retirement Plan"), a non-contributory defined benefit pension plan, provides retirement benefits to A&B's salaried employees who are not subject to collective bargaining agreements. The table below shows estimated annual retirement benefits to covered participants at normal retirement age (age 65) under this plan, including amounts payable under A&B's Excess Benefits Plan, pursuant to which executives chosen by the Committee will receive additional credits and payments equal to the difference between the maximum benefit permitted under federal tax laws and the benefit the executives otherwise would receive under A&B plans.


                               PENSION PLAN TABLE

                                       Years of Service
                                       ----------------
Remuneration       15            20            25           30           35
------------       --            --            --           --           --
$ 200,000      $ 53,267      $ 71,023      $ 88,779     $ 97,657     $106,535
  300,000        81,017       108,023       135,029      148,532      162,035
  400,000       108,767       145,023       181,279      199,407      217,535
  500,000       136,517       182,023       227,529      250,282      273,035
  600,000       164,267       219,023       273,779      301,157      328,535
  700,000       192,017       256,023       320,029      352,032      384,035
  800,000       219,767       293,023       366,279      402,907      439,535
  900,000       247,517       330,023       412,529      453,782      495,035
1,000,000       275,267       367,023       458,779      504,657      550,535
1,100,000       303,017       404,023       505,029      555,532      606,035
1,200,000       330,767       441,023       551,279      606,407      661,535
1,300,000       358,517       478,023       597,529      657,282      717,035

     Retirement benefits are based on participants' average monthly compensa-tion in the five highest consecutive years of their final 10 years of service. Compensation includes base salary, overtime pay, certain commissions and fees, shift differentials and one-year bonuses. The amounts are based on an ordinary straight life annuity payable at normal retirement age, and do not give effect to social security offsets. Credited years of service as of March 1, 2001 for the persons named in the "Summary Compensation Table" above are: Mr. Doane - 9.9, Mr. Mulholland - 35.6, Mr. Holaday - 18.1, Mr. Marks - 25.8 and
Mr. Kuriyama - 9.1.

     In addition, the persons named in the "Summary Compensation Table" above, with the exception of Mr. Kuriyama, participated in the A&B Executive Survivor/Retirement Benefit Plan ("Executive Survivor Plan"). The Executive Survivor Plan provides for a pre-retirement death benefit equal to 50 percent of final base compensation for 10 years and, at such person's election upon retirement, either (i) a continuation of such death benefit or (ii) an additional retirement income benefit equal to 26 percent of final base compensation for 10 years.

     SEVERANCE AGREEMENTS. A&B currently has severance agreements (the "Severance Agreements") with Messrs. Doane, Mulholland, Holaday, Marks and Kuriyama in order to encourage their continued employment with A&B by providing them with greater security in the event of termination of their employment following a change in control of A&B. A&B also has entered into Severance Agreements with five other employees, including two other executive officers. Each Severance Agreement has an initial two-year term and is automatically ex-tended at the end of each term for a successive one-year period, unless termi-nated by A&B. The Severance Agreements provide for certain severance benefits if the executive's employment is terminated by A&B without "cause" or by the executive for "good reason" following a "change in control" of A&B (as those terms are defined in the Severance Agreements). Upon such termination of employment, the executive will be entitled to receive a lump sum severance payment equal to two times the sum of the executive's base salary plus certain awards and amounts under various A&B incentive and deferred compensation plans, and an amount equal to the spread between the exercise price of outstanding op-tions held by the executive and the higher of the then current market price of A&B common stock or the highest price paid in connection with a change in control of A&B. In addition, A&B will maintain all (or provide similar) employee benefit plans for the executive's continued benefit for a period of two years after termination. Each Severance Agreement provides for a tax gross-up payment to offset any excise taxes that may become payable by an executive by reason of Sections 280G and 4999 of the Internal Revenue Code if the executive's employment is terminated without cause or for good reason following a change in control of A&B.


COMPENSATION AND STOCK OPTION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation and Stock Option Committee ("Committee") of the Board of Directors directs the management of A&B's executive compensation program. The Committee is composed entirely of independent, non-employee Board members, and is assisted by an international management consulting firm that advises the Committee on compensation matters.

COMPENSATION PHILOSOPHY

     The Committee has implemented an executive compensation philosophy, approved by the Board, that seeks to relate executive compensation to corporate performance, individual performance and creation of shareholder value. This philosophy is achieved through a performance-based compensation system, pursuant to which a substantial portion of executive officers' compensation is based on the short-term and long-term results achieved for A&B and A&B share-holders and on the executive officers' individual performances. For 2000, approximately 67% of the compensation of named executive officers in the above Summary Compensation Table was in the form of non-salary, performance-based compensation.

     Consistent with this compensation philosophy, and to enhance the linkage between the financial interests of executive officers and those of A&B shareholders, the Board of Directors, in June 1994, approved stock ownership guidelines that recommend specified minimum levels of ownership of A&B stock to be met by executive officers within a period of five years. These guidelines, as subsequently revised, recommend ownership of a minimum number of shares of A&B stock equal to a multiple of base salary (ranging from one times base salary to, in the case of the Chief Executive Officer, five times base salary), divided by the A&B stock price at the beginning of the five-year measurement period. As of February 15, 2001, approximately one-half of the current executive officers who have been subject to the recommended guidelines for at least five years have met such guidelines.

     An objective of the executive compensation philosophy is to enable executive officers to receive above-average compensation, compared with compensation of executive officers with comparable job responsibilities at other companies, in order that A&B will be able to attract, retain and motivate executive officers. Achievement of above-average compensation is tied to corporate and individual results and the performance of A&B stock, so there is no assurance that this level of compensation will be achieved.

     Comparative data is provided by the Committee's independent compensation consultant and is based on national compensation survey data from approximately 399 industrial companies, controlled for size and complexity. This survey data includes nine of the nineteen companies (other than A&B) included in the Dow Jones Transportation Index used in the Shareholder Return Performance Graph which appears in this Proxy Statement. A&B competes for executive talent across a broad group of industries, so survey data based on a broad group of industrial companies is more appropriate than survey data based on just the companies in the Dow Jones Transportation Index.

     Consistent with the foregoing compensation objectives, the Committee will not necessarily limit executive compensation to that amount deductible by A&B under Section 162(m) of the Internal Revenue Code of 1986, as amended. The Committee nevertheless will consider the deductibility of executive compensa-tion as one factor in its consideration of compensation matters, and will consider reasonable steps and alternatives to preserve the deductibility of compensation payments.

     In accordance with the Committee's executive compensation philosophy, the major components of compensation under A&B's executive compensation program consist of: (i) base salary, (ii) annual incentive compensation pursuant to the One-Year Performance Improvement Incentive Plan ("One-Year Plan"), and
(iii) long-term incentive compensation pursuant to the Three-Year Performance Improvement Incentive Plan ("Three-Year Plan") and the 1998 Stock Option/Stock Incentive Plan ("1998 Plan").

BASE SALARY

     Adjustments to base salary, if any, are considered annually by the Committee. The Committee reviews the salary adjustments for the executive officers (other than the Chief Executive Officer) with the Chief Executive Officer and the senior human resources executive. In making a salary adjustment, the Committee considers the executive officer's performance in the past year, the previously-described survey data pertaining to the salary level necessary for A&B to pay competitively, and projected salary increases in the coming year for executive officers in the selected diversified group of companies, but does not consider any specific corporate performance factor. For 2000, the base salaries of the Chief Executive Officer and executive officers as a group were set to approximate a range between the 25th and 75th percentile of salaries in such diversified group.

ANNUAL INCENTIVES

     The One-Year Plan provides performance-based incentives to eligible executive officers and other key employees who contribute materially to the financial success of A&B. In determining the size of an incentive award to an executive officer, the Committee considers both corporate performance and individual performance (the latter includes the performance of the business unit for which the executive officer is responsible) in the past year. Corporate performance counts toward 10%-60% of the incentive awards, depending upon the executive officer's corporate responsibilities. For incentive awards granted for the 2000 plan cycle, the corporate performance factors, and their relative weights, were as follows: corporate profit before income tax (65%) and return on adjusted net assets (35%). The relevant corporate performance factors and their relative weights are determined annually by the Committee, and therefore are subject to change for future plan cycles. At the beginning of each one-year plan cycle, the goals for these corporate performance factors, as well as the goals for the specific business units for which the executive officers are responsible and the goals for the individuals themselves, are identified, and threshold, target and maximum award levels are assigned. At the end of each plan cycle, the amounts of the incentive awards, if any, are determined by comparing results with the performance goals. Aggregate awards under the One-Year Plan are limited by whether A&B meets certain levels of corporate performance set by the Committee in advance of each plan cycle. The Committee, however, retains the discretion to adjust awards if, in its judgment, the awards do not accurately reflect the performance of A&B, the unit or the individual.

LONG-TERM INCENTIVES

     The Three-Year Plan is structured like the One-Year Plan, but provides performance-based incentives to eligible executive officers and other key employees who contribute materially to the financial success of A&B on the basis of corporate performance and individual performance over a three-year performance cycle. Corporate performance counts toward 20%-100% of the incentive awards, depending upon the executive officer's corporate responsibilities. For incentive awards granted for the 1998-2000 plan cycle, the specific corporate performance factors, and their relative weights, were as follows: corporate profit before income tax (65%) and return on adjusted net assets (35%). As with the One-Year Plan, the relevant corporate performance factors and their relative weights are determined at the beginning of each plan cycle by the Committee, and therefore are subject to change for future plan cycles. In addition, as with the One-Year Plan, the specific business unit performance factors used in assessing individual performance, and their relative weights, vary by business unit and job position. These business unit performance factors include, but are not limited to, profit before income tax, revenue, cost reduction, gross margin, and cost of crops.

     Stock option grants under the 1998 Stock Option/Stock Incentive Plan are considered annually by the Committee. Stock option grants are viewed as a desirable long-term compensation method because they link directly the financial interests of executive officers with those of shareholders. Stock options are granted in the discretion of the Committee. In determining the size of a stock option award to an executive officer, the Committee considers the role of the executive officer and corporate performance and individual performance in the past year, without assigning specific weight to any particular factor. In determining the size of stock option awards, the Committee does not consider amounts of stock options outstanding, but does consider the size of previously-granted stock options and the aggregate size of current awards.


CHIEF EXECUTIVE OFFICER COMPENSATION

     In 2000, the Committee approved two base salary increases for the Chief Executive Officer, based on his performance in the previous year and the salaries of other executive officers with comparable job responsibilities in the selected diversified group of companies. In this regard, the Committee's objective was to maintain a competitive base salary, which was set to correspond to a level between the average and the 75th percentile of base salaries in the selected diversified group of companies. Mr. Doane, who was appointed Chief Executive Officer of A&B in October 1998, received an award under the Three-Year Plan for the 1998-2000 performance cycle that was above-target with respect to A&B corporate profit before income tax and return on adjusted net assets, and above-target with respect to ABHI corporate profit before income tax and return on adjusted net assets. Mr. Doane's award under the One-Year Plan for 2000 was above-target, reflecting above-target A&B corporate profit before income tax and above-target A&B return on adjusted net assets. Mr. Doane also received a stock option grant totaling 87,500 shares in 2000. That grant was based on an overall review of corporate performance in 1999, without focus on any specific corporate performance measure, and an assessment of Mr. Doane's past and expected contributions.

     The foregoing report is submitted by Leo E. Denlea, Jr. (Chairman), and Messrs. Michael J. Chun, Charles G. King, and Charles M. Stockholm.


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During 2000, the members of the Compensation and Stock Option Committee were Mr. Denlea, Chairman, and Messrs. Chun, King, and Stockholm. Mr. Stockholm serves as non-executive Chairman of the Boards of A&B and Matson.


AUDIT COMMITTEE REPORT

     The Audit Committee of the Board of Directors is composed of four directors who have been determined to be independent pursuant to the require-ments of Nasdaq. The Board of Directors has adopted a written charter for the Audit Committee, a copy of which is attached as Appendix A to this Proxy Statement.

     The Audit Committee provides assistance to the Board of Directors in fulfilling its obligations with respect to matters involving the accounting, auditing, financial reporting, internal control and legal compliance functions of A&B. Among other things, the Audit Committee reviews and discusses with management and Deloitte & Touche LLP, A&B's independent auditors, the results of the year-end audit of A&B, including the audit report and audited financial statements. In this context, the Audit Committee has reviewed and discussed A&B's audited financial statements with management, has discussed with Deloitte & Touche LLP the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, and, with and without management present, has discussed and reviewed the results of the independent auditor's examination of the financial statements.

     The Audit Committee has received the written disclosures and the letter from Deloitte & Touche LLP required by Independence Standards Board Standard No. 1, and has discussed with Deloitte & Touche LLP its independence from A&B. The Audit Committee has determined that the provision of non-audit services rendered by Deloitte & Touche LLP to A&B is compatible with maintaining the independence of Deloitte & Touche LLP from A&B.

     Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that A&B's audited financial statements be included in A&B's Annual Report on Form 10-K for the fiscal year ended December 31, 2000 for filing with the Securities and Exchange Commission. The Audit Committee also recommended to the Board of Directors the reappointment, subject to shareholder approval, of Deloitte & Touche LLP as independent auditors, and the Board concurred in such recommendation.

     The foregoing report is submitted by Carson R. McKissick (Chairman), Mr. Walter A. Dods, Jr., Ms. Lynn M. Sedway, and Ms. Maryanna G. Shaw.


SHAREHOLDER RETURN PERFORMANCE GRAPH

     Set forth below is a line graph comparing the yearly percentage change in the cumulative total shareholder return on A&B's common stock against the cumulative total return of the S&P Composite - 500 Stock Index and the Dow Jones Transportation Index. The Dow Jones Transportation Index is a published index consisting of twenty companies, including A&B. In accordance with applicable requirements, the comparison also includes the Dow Jones Marine Transportation Index, which A&B has used in the comparison since 1993 but which in the past year has been cut back to include only two companies, one of which is A&B. Accordingly, A&B believes the Dow Jones Transportation Index is a more appropriate index for comparative purposes, and beginning next year A&B does not intend to include the Dow Jones Marine Transportation Index in the performance graph. For illustrative purposes, A&B again has chosen to display the Dow Jones Real Estate Investment Index in the comparison.

[COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN* GRAPH SHOWN HERE.]


*$100 INVESTED ON DECEMBER 31, 1995 IN ALEXANDER & BALDWIN, INC. COMMON STOCK,
 THE S&P 500 STOCK INDEX, THE DJ TRANSPORTATION INDEX, THE DJ MARINE TRANSPORTATION INDEX AND THE DJ REAL ESTATE INVESTMENT INDEX. TOTAL RETURN ASSUMES REINVESTMENT OF DIVIDENDS. FISCAL YEARS ENDING DECEMBER 31.

                              1995    1996    1997    1998    1999    2000
                              ----    ----    ----    ----    ----    ----

 Alexander & Baldwin, Inc.     100     113     127     112     115     137
 S&P Composite - 500           100     123     164     211     255     232
 DJ Transportation             100     112     132     133     123     129
 DJ Marine Transportation      100     129     150      87     123     153
 DJ Real Estate Investment     100     135     159     125     119     151


ELECTION OF INDEPENDENT AUDITORS

     The Board of Directors has nominated Deloitte & Touche LLP for election as auditors of A&B for the ensuing year. Deloitte & Touche LLP and its predecessors have served A&B as such since 1957. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting, where they will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from shareholders.

     Fees paid to Deloitte & Touche LLP (including affiliates) for services rendered for the year ended December 31, 2000 are as follows:

     Audit Fees. For professional services rendered by Deloitte & Touche LLP for the audit of A&B's annual financial statements for 2000, and the reviews of the financial statements included in A&B's Forms 10-Q for 2000, A&B was billed aggregate fees of $499,600.

     Financial Information Systems Design and Implementation Fees. For 2000, Deloitte & Touche LLP did not render professional services described in Paragraph (c)(4)(ii) of Rule 2-01 of Regulation S-X.

     All Other Fees. For all other services rendered by Deloitte & Touche LLP for 2000, A&B was billed aggregate fees of $301,200.


OTHER BUSINESS

      The Board of Directors of A&B knows of no other business to be presented for shareholder action at the Annual Meeting. However, should matters other than those set forth in this proxy statement properly come before the Annual Meeting, the proxyholders named in the accompanying proxy will vote upon them in accordance with their best judgment.


SHAREHOLDER PROPOSALS FOR 2002

      Proposals of shareholders intended to be presented pursuant to Rule 14a-8 under the Exchange Act at the Annual Meeting of A&B in the year 2002 must be received at the headquarters of A&B on or before November 12, 2001 in order to be considered for inclusion in the year 2002 proxy statement and proxy. In order for proposals of shareholders made outside of Rule 14a-8 under the Exchange Act to be considered "timely" within the meaning of Rule 14a-4(c) under the Exchange Act, such proposals must be received at the headquarters of A&B not later than January 26, 2002. A&B's Bylaws require that proposals of shareholders made outside of Rule 14a-8 under the Exchange Act must be submitted, in accordance with the requirements of the Bylaws, not later than January 26, 2002 and not earlier than December 27, 2001.

                                    By Order of the Board of Directors


                                    /s/ Alyson J. Nakamura

                                    ALYSON J. NAKAMURA
                                    Secretary


March 12, 2001

                                                                    APPENDIX A
                                                                    ----------



                         CHARTER OF THE AUDIT COMMITTEE
                          OF THE BOARD OF DIRECTORS OF
                           ALEXANDER & BALDWIN, INC.
     _______________________________________________________________________

I.   AUTHORITY

     The Audit Committee (the "Committee") of the Board of Directors (the "Board") of Alexander & Baldwin, Inc. (the "Corporation") is established pursuant to Article III, Section 9 of the Corporation's Revised Bylaws. The Committee shall be comprised of three or more directors as determined from time to time by resolution of the Board. Consistent with the appointment of other Board committees, the members of the Committee shall be elected by the Board at the annual organizational meeting of the Board or at such other time as may be determined by the Board. Each member of the Committee shall be qualified to serve on the Committee pursuant to the requirements of Nasdaq. The Chairman of the Committee shall be designated by the Board, provided that, if the Board does not so designate a Chairman, the members of the Committee, by majority vote, may designate a Chairman. The presence in person, by telephone or by videoconference of a majority of the Committee's members shall constitute a quorum for any meeting of the Committee. All actions of the Committee will require the vote of a majority of its members present at a meeting of the Committee at which a quorum is present.

II.  PURPOSE OF THE COMMITTEE

     The Committee's purpose is to provide assistance to the Board in fulfilling its legal and fiduciary obligations with respect to matters involving the accounting, auditing, financial reporting, internal control and legal compliance functions of the Corporation and its subsidiaries.

     The Committee shall oversee the audit efforts of the Corporation's independent accountants and internal auditors and, in that regard, shall take such actions as it may deem necessary to satisfy itself that the Corporation's auditors are independent of management. It is the objective of the Committee to maintain free and open means of communications among the Board, the independent accountants, the internal auditors and the financial and senior management of the Corporation.

III. MEETINGS OF THE COMMITTEE

     The Committee shall meet with such frequency and at such intervals as it shall determine is necessary to carry out its duties and responsibilities. As part of its purpose to foster open communications, the Committee shall meet at least annually with management, the head of the internal auditing department and the Corporation's independent accountants in separate executive sessions to discuss any matters that the Committee or each of these groups or persons believes should be discussed privately. The Committee, in its discretion, may ask members of management or others to attend its meetings (or portions thereof) and to provide pertinent information as necessary. The Committee shall maintain minutes of its meetings and records relating to those meetings and the Committee's activities.

IV.  DUTIES AND RESPONSIBILITIES OF THE COMMTTEE

     In carrying out its duties and responsibilities, the Committee's policies and procedures should remain flexible, so that it may be in a position to react or respond to changing circumstances or conditions. The Committee shall review and reassess annually the adequacy of the Committee's charter. Also, in carrying out its duties and responsibilities, the following should be considered as being included within the authority of the Committee:

SELECTION AND EVALUATION OF AUDITORS

     (a) Make recommendations to the Board as to the selection of the firm of independent public accountants to audit the books and accounts of the Corporation and its subsidiaries for each fiscal year;

     (b) Review and approve the Corporation's independent auditors' annual engagement letter, including the proposed fees contained therein;

     (c) Review the performance of the Corporation's independent auditors and make recommendations to the Board regarding the replacement or termination of the independent auditors when circumstances warrant;

     (d) Oversee the independence of the Corporation's independent auditors by, among other things:

           (i) requiring the independent auditors to deliver to the Committee on a periodic basis a formal written statement delineating all relationships between the independent auditors and the Corpora-tion; and

          (ii) actively engaging in a dialogue with the independent auditors with respect to any disclosed relationships or services that may impact the objectivity and independence of the independent auditors and recommending that the Board take appropriate action to satisfy itself of the auditors' independence;


     (e) Instruct the Corporation's independent auditors that they are ultimately accountable to the Committee and the Board, and that the Committee and the Board are responsible for the selection (subject to shareholder approval), evaluation and termination of the Corporation's independent auditors;

OVERSIGHT OF ANNUAL AUDIT AND QUARTERLY REVIEWS

     (f) Review and approve, if appropriate, the annual audit plan of the Corporation's independent auditors, including the scope of audit activities;

     (g) Confirm through private discussions with the Corporation's independent auditors and the Corporation's management that no management restrictions are being placed on the scope of the independent auditors' work;

     (h) Review the results of the year-end audit, and the financial statements of the Corporation, including any comments or recommendations of the Corporation's independent auditors;

     (i) Review with management and the Corporation's independent auditors such accounting policies (and changes therein), including any financial reporting issues which could have a material impact on the Corporation's financial statements, as are deemed appropriate for review by the Committee prior to any interim or year-end filings with the SEC or other regulatory body;

     (j) Confirm that the Corporation's interim financial statements included in Quarterly Reports on Form 10-Q have been reviewed by the Corporation's independent auditors;

OVERSIGHT OF FINANCIAL REPORTING PROCESS AND INTERNAL CONTROLS

     (k) Review the organization plans and results of the Corporation's internal auditing department;

     (l) Review the adequacy and effectiveness of the Corporation's account-ing and internal control policies and procedures through inquiry and discussions with the Corporation's independent auditors, the Corporation's internal auditing department and management of the Corporation;

     (m) Receive periodic reports from the Corporation's independent auditors and management to assess the impact on the Corporation of significant accounting or financial reporting developments that may have a bearing on the Corporation;

     (n) Establish and maintain free and open means of communication between and among the Board, the Committee, the Corporation's independent auditors, the Corporation's internal auditing department and management;

OTHER MATTERS

     (o) Prepare the report required by the rules of the Securities and Exchange Commission ("SEC") to be included in the Corporation's proxy statement, commencing after December 15, 2000, including the following:

          (i) the Committee has reviewed and discussed with management the audited financial statements to be included in the Corporation's Annual Report on Form 10-K;

          (ii) the Committee has discussed with the Corporation's independent auditors the matters that the auditors are required to discuss with the Committee by Statements on Auditing Standard No. 61, (as it may be modified or supplemented);

          (iii) the Committee has received the written disclosures and the letter from the Corporation's independent auditors required by Independence Standards Board Standard No. 1, as may be modified or supplemented, and has discussed with the independent auditors their independence; and

          (iv)  based on the review and discussions described in subsections
                (i), (ii) and (iii) above, the Committee has recommended to the Board that the audited financial statements be included in the Corporation's Annual Report on Form 10-K for the last fiscal year for filing with the SEC;

     (p) Review periodically the Corporation's policies relating to the avoidance of conflicts of interest and review past or proposed transactions between the Corporation and members of management;

     (q) Review the Corporation's program to monitor compliance with the Corporation's Code of Conduct, review the reports that will be submitted by the Corporation's Compliance Committee no less than semi-annually and meet periodically with a member or members of the Corporation's Compliance Committee to discuss compliance with the Code of Conduct;

     (r) Secure independent expert advice, including retaining outside counsel, accountants or other consultants or experts to assist the Committee in fulfilling its duties and responsibilities;

     (s)  Report regularly to the Board on its activities, as appropriate; and

     (t) Perform such additional activities, and consider such other matters, within the scope of its responsibilities, as the Committee or the Board deems necessary or appropriate.


                                     * * *


     While the Committee has the duties and responsibilities set forth in this charter, the Committee is not responsible for planning or conducting the audit or for determining whether the Corporation's financial statements are complete and accurate and are in accordance with generally accepted accounting principles. Similarly, it is not the responsibility of the Committee to resolve disagreements, if any, between management and the independent auditors or to ensure that the Corporation complies with all laws and regulations and its Code of Conduct.

                                 *************

PROXY CARD

                              ALEXANDER & BALDWIN, INC.
                      822 Bishop Street, Honolulu, Hawaii 96813


              PROXY FOR ANNUAL MEETING OF SHAREHOLDERS, APRIL 26, 2001
                    SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS



                  The undersigned hereby appoints W. A. Doane,
               W. A. Dods, Jr., and M. G. Shaw, and each of them, proxies with full power of substitution, to vote the shares of stock of Alexander & Baldwin, Inc., which the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Corporation to be held on Thursday, April 26, 2001, and at any adjournments or postponements thereof, on the matters set forth in the Notice of Meeting and Proxy Statement, as follows:

                    (continued and to be signed on reverse side)

______________________________________________________________________________
                                FOLD AND DETACH HERE


          YOU CAN NOW ACCESS YOUR ALEXANDER & BALDWIN, INC. ACCOUNT ONLINE.

Access your Alexander & Baldwin, Inc. shareholder account online via Investor ServiceDirect SM (ISD).

Mellon Investor Services LLC, agent for Alexander & Baldwin, Inc., now makes it easy and convenient to get current information on your shareholder account. After a simple, and secure process of establishing a Personal Identification Number (PIN), you are ready to log in and access your account to:

 .View account status
 .View certificate history
 .View book-entry information
 .View payment history for dividends
 .Make address changes
 .Obtain a duplicate 1099 tax form
 .Establish/change your PIN

                VISIT US ON THE WEB AT HTTP://WWW.MELLON-INVESTOR.COM
                   AND FOLLOW THE INSTRUCTIONS SHOWN ON THIS PAGE.

STEP 1:  FIRST TIME USERS - ESTABLISH A PIN

You must first establish a Personal Identification Number (PIN) online by following the directions provided in the upper right portion of the web screen as follows. You will also need your Social Security Number (SSN) available to establish a PIN.

INVESTOR SERVICE DIRECT SM IS CURRENTLY ONLY AVAILABLE FOR DOMESTIC INDIVIDUAL AND JOINT ACCOUNTS.

 . SSN
 . PIN
 . Then click on the ESTABLISH PIN button

Please be sure to remember your PIN, or maintain it in a secure place for future reference.

STEP 2:  LOG IN FOR ACCOUNT ACCESS

You are now ready to log in.  To access your account please enter your:

 . SSN
 . PIN
 . Then click on the SUBMIT button

If you have more than one account, you will now be asked to select the appropriate account.

STEP 3:  ACCOUNT STATUS SCREEN

You are now ready to access your account information. Click on the appropriate button to view or initiate transactions.

 . Certificate History
 . Book-Entry Information
 . Issue Certificate
 . Payment History
 . Address Change
 . Duplicate 1099

                FOR TECHNICAL ASSISTANCE CALL 1-877-978-7778 BETWEEN
                         9AM-7PM MONDAY-FRIDAY EASTERN TIME


THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1 AND 2 BELOW.
                                         ---
                                                     Please mark your         X
                                                     votes as indicated
                                                     in this example


1. ELECTION OF DIRECTORS (Check one box only):  01 M. J. Chun, 02 L. E. Denlea,
                                                Jr., 03 W. A. Doane, 04 W. A.
                                                Dods, Jr., 05 C. G. King,
                                                06 C. R. McKissick, 07 C. B.
                                                Mulholland, 08 L. M. Sedway,
                                                09 M. G. Shaw, 10 C. M.
                                                Stockholm.

   FOR all nominees        __                   (To withhold authority to vote
   listed to the right:   |__|                  for any individual nominee,
                                                check the "FOR all nominees"
   WITHOUT AUTHORITY                            box to the left and write the
   to vote for all nominees listed to           name of the nominee for whom
   the right:              __                   you wish to withhold authority
                          |__|                  in the space provided below.)

   ____________________________________________________________________________

2. PROPOSAL TO ELECT DELOITTE & TOUCHE LLP      3. In their discretion on such
   as the auditors of the Corporation:             other matters as may
                                                   properly come before the
      FOR        AGAINST      ABSTAIN              meeting or any adjourn-
       __          __           __                 ments or postponements
      |__|        |__|         |__|                thereof.


THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2 AND IN THE DISCRETION OF THE PROXIES ON SUCH OTHER MATTERS AS PROPERLY MAY COME BEFORE THE MEETING OR ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF.

DATED:______________________________________________, 2001
      PLEASE SIGN EXACTLY AS NAME(S) APPEARS AT LEFT:


____________________________________________________
                     Signature


____________________________________________________
                     Signature

IMPORTANT:  WHEN STOCK IS IN TWO OR MORE NAMES, ALL MUST SIGN.  WHEN SIGNING
AS EXECUTOR, TRUSTEE, GUARDIAN OR OFFICER OF A CORPORATION, GIVE TITLE AS SUCH.

PLEASE MARK, DATE, SIGN AND RETURN THIS PROXY PROMPTLY IN THE ENCLOSED
ENVEL0PE.

______________________________________________________________________________
                            FOLD AND DETACH HERE



                        VOTE BY INTERNET OR TELEPHONE OR MAIL
                            24 HOURS A DAY, 7 DAYS A WEEK

YOUR TELEPHONE OR INTERNET VOTE AUTHORIZES THE NAMED PROXIES TO VOTE YOUR SHARES IN THE SAME MANNER AS IF YOU MARKED, SIGNED AND RETURNED YOUR PROXY CARD.

INTERNET
http://www.proxyvoting.com/alex

Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site. You will be prompted to enter your control number, located in the box below, to create and submit an electronic ballot.

OR

TELEPHONE
1-800-840-1208

Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call. You will be prompted to enter your control number, located in the box below, and then follow the directions given.

OR

MAIL

Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

                 IF YOU VOTE YOUR PROXY BY INTERNET OR BY TELEPHONE,
                    YOU DO NOT NEED TO MAIL BACK YOUR PROXY CARD.